CERTIFICATE OF STATED DESIGNATION, NUMBER, POWERS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING CHARACTERISTICS OF SERIES F PREFERRED STOCK OF NEXT-CHEMX CORPORATION

(Incorporated under the laws of the State of Nevada)

It is hereby certified that:

1. The name of the Corporation is NEXT-ChemX Corporation. (herein called, the "Corporation").

2. The Certificate of Incorporation of the Corporation authorizes the issuance of five million (5,000,000) Shares of Preferred Stock of a par value of $0.001 each and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any and all of said Shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences, and relative, participating, optional, and other special rights and qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it aforesaid, has adopted a resolution creating a Series F Preferred Stock which said Series F Preferred Stock shall have no priority relative to any other series of the Corporation's Preferred Stock with respect to the declaration and payment of all dividends (both ordinary and liquidating).

4. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it aforesaid, has adopted the following resolution creating a Series F issue of Preferred Stock:

RESOLVED: That in accordance with Section 78.315(2) of the General Corporation Law of the State of Nevada, this Board of Directors hereby adopts the following resolution: that Twenty Five Thousand (25,000) Shares of the preferred stock (par value $0.001) authorized to be issued by this corporation pursuant to Article Fourth of its Articles of Incorporation be and hereby are authorized and created a series of preferred stock, hereby designated as the Series F Preferred Stock and shall have the voting powers, designations, preferences and relative participating, optional, or other rights, if any, or the qualifications, limitations, or restrictions, set forth in Article Fourth of said Articles of lncorporation, and in addition thereto, those following:

(a.) DESIGNATION. The preferred stock subject hereof shall be designated Series F Preferred Stock.

(b.) DIVIDENDS. The Series F Preferred Stock shall not confer any rights to any dividends at any time whether ordinary dividends, liquidating dividends, or any other form of dividends.

(c.) LIQUIDATION RIGHTS. The Series F Preferred Stock shall not confer any liquidation rights or any other right arising out of any liquidation of the Corporation's assets, any event of any consolidation or merger of the Corporation which is in the nature of the winding up of the Corporation's business or sale of all or substantially all the Corporation's assets.

(d.) CONVERSION. Each Series F Preferred Shares (par value $0.001) shall not be convertible.

(e.) EFFECT OF RECAPITALIZATION. In the event that the Corporation undertakes any one or any number of transactions that, in effect, result in any forward or reverse stock split of the Corporation's Common Stock (par value $0.001) or any similar exchange transaction or series of such transactions (all, collectively as ***"Recapitalization Events"),*** then the number of shares that the holder of the Series F Preferred Stock has the right to acquire hereunder as a result of any conversion of the Series A Preferred Stock in accordance with paragraph (d.) of this Certificate shall not increase or decrease as a result of any such Recapitalization Events.

(f.) SINKING FUND. The Corporation shall have no obligation to establish a sinking fund for the retirement, repurchase, or redemption of the Series F Preferred Shares.

(g.) NOTICE. In any event where written notice is required by the Nevada General Corporation Law or otherwise, the Corporation shall give notice to each holder of said shares of Series F Preferred Stock using the last known address provided by the holder of the Series F Preferred Stock.

(h.) VOTING RIGHTS. Each share of the Series F Preferred Stock shall be entitled to One Thousand (1,000) votes on any matter on which any of the shareholders are required or permitted to vote.

Signed and attested to on September 23, 2024.

Benton Wilcoxon

J. Michael Johnson

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT -USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: NEXT-ChemX Corporation Entity or Nevada Business Identification Number (NVID): NV20141519545
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series F Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* see attached
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock:*
8. Signature: (Required)	X [signature] Signature of Officer Date: 09/23/2024

* Attach additional page(s) if necessary This form must be accompanied by appropriate fees.